Exhibit 10.4

[Cell Therapeutics, Inc. Letterhead]

[            ], 2012

[                    ]

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:	Equity/Long-Term Incentive Award Agreement

Dear [                    ]:

This letter agreement (this “Agreement”) sets forth the terms of your performance-based stock award granted by Cell Therapeutics, Inc. (the “Company”). The award shall be effective as of January 3, 2012 (the “Effective Date”) and is granted under and subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan, as amended and restated (the “Plan”). As described more fully below, the award consists of (1) an award of restricted shares of common stock of the Company (the “Common Stock”) and (2) an award of restricted stock units that are payable upon vesting in shares of Common Stock. The restricted shares and restricted stock units subject to the award are allocated to the various “Performance Goals” described below. The number of restricted shares allocated to each Performance Goal (“Restricted Shares”) and the “Award Percentage” used to determine the number of restricted stock units payable with respect to each Performance Goal are set forth on Exhibit A to this Agreement.

The vesting of the award is subject to your continued service with the Company or any of its subsidiaries through the first to occur of either of the following: (1) the Company’s achievement, on or after the Effective Date and on or before December 31, 2014 (the “Termination Date”), of the Performance Goal applicable to that portion of the award, or (2) the effective date of a “Change in Control” (as defined below) of the Company that occurs at any time on or after the Effective Date and on or before the Termination Date. Any portion of the award that does not become payable on or before the Termination Date (e.g., because no such Change in Control occurs and as to any Performance Goals that are not satisfied) will terminate on the Termination Date and you will have no further right with respect thereto or in respect thereof. Furthermore, except as expressly provided herein, should you cease for any reason to provide services to the Company or one of its subsidiaries, the award (to the extent a Change in Control does not occur before the date of such termination of services, but regardless of any Performance Goals achieved prior to such termination of services) will terminate on the date your services to the Company or one of its subsidiaries ceases and you will have no further right with respect thereto or in respect thereof. (See “Restricted Shares” below for more information on the forfeiture of Restricted Shares if the award terminates on the Termination Date or in connection with a termination of your services.)

Vesting and Payment of Awards. Upon the occurrence of a “Performance Vesting Date” (as defined below) with respect to a “Performance Goal” described below, the award shall vest with respect to a number of shares of Common Stock determined by multiplying the “Award

Percentage” corresponding to that particular Performance Goal as set forth on Exhibit A to this Agreement by the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date (the “Vested Shares”). If, on such Performance Vesting Date, the number of Vested Shares as to that particular Performance Goal exceeds the number of Restricted Shares allocated to that Performance Goal, such Restricted Shares shall vest on the Performance Vesting Date, and in addition, you will be entitled to receive payment of a number of shares of Common Stock equal to the amount by which the number of such Vested Shares exceeds the number of such Restricted Shares. If, on such Performance Vesting Date, the number of Vested Shares as to that particular Performance Goal is less than the number of Restricted Shares allocated to that Performance Goal, the excess number of such Restricted Shares shall be forfeited as provided under “Restricted Shares” below on such date so that you receive or retain, as the case may be, no more shares related to that Performance Goal than the number of Vested Shares with respect to that goal. Any shares of Common Stock payable to you in connection with the achievement of a particular Performance Goal will be paid as soon as practicable after (and in all events within two and one-half months after) the date such Performance Goal is achieved.

Performance Goals. The Performance Goals are as follows:

(a)	Pixantrone MAA Approval (“Pix MAA Approval”);

(b)	Pixantrone NDA Approval (“Pix NDA Approval”);

(c)	Opaxio NDA Approval (“Opaxio NDA Approval”);

(d)	achievement by the Company of a market capitalization of $1.2 billion or greater based on the average of the closing prices of the Common Stock over a period of five (5) consecutive trading days (the “Market Cap Goal”);

(e)	achievement by the Company of fiscal year sales equal to or greater than $50,000,000 with respect to any fiscal year beginning on or after January 1, 2012 and ending on or before December 31, 2014 (the “$50M Sales Goal”);

(f)	achievement by the Company of fiscal year sales equal to or greater than $100,000,000 with respect to any fiscal year beginning on or after January 1, 2012 and ending on or before December 31, 2014 (the “$100M Sales Goal”);

(g)	achievement by the Company of Cash Flow Break Even for any fiscal quarter beginning on or after January 1, 2012 and ending on or before December 31, 2014 (the “Cash Flow Break Even”); and

(h)	achievement by the Company of earnings per share equal to or greater than $0.30 per share of Common Stock for any fiscal year beginning on or after January 1, 2012 and ending on or before December 31, 2014 (the “EPS Goal”).

For purposes of this Agreement, the “Performance Vesting Date” with respect to a Performance Goal shall be the day on which the Compensation Committee of the Company’s Board of Directors certifies and determines, in its reasonable discretion, that the applicable

Performance Goal has been achieved. For purposes of clarity, if you become entitled to any vesting or payment of the award upon achievement of any Performance Goal set forth above, you shall not again become entitled to any additional vesting or payment with respect to that same Performance Goal if it is thereafter achieved by the Company again, but for as long as you continue to provide services to the Company or one of its subsidiaries through the applicable Performance Vesting Date(s) you will remain eligible for benefits with respect to the other Performance Goals theretofore achieved.

Restricted Shares. The Company shall issue the Restricted Shares subject to the award either (a) in certificate form or (b) in book entry form, registered in your name with notations regarding the applicable restrictions on transfer imposed under this Agreement. Any certificates representing the Restricted Shares that may be delivered to you by the Company prior to vesting shall be redelivered to the Company to be held by the Company until such shares shall either have become vested or have been forfeited hereunder. Such certificates shall bear any legends the Company may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations. Promptly after the vesting of any Restricted Shares hereunder (and the satisfaction of any and all related tax withholding obligations in connection with such vesting event), the Company shall, as applicable, either remove the notations on any such Restricted Shares issued in book entry form or deliver to you a certificate or certificates evidencing such Restricted Shares (or, in either case, such lesser number of shares as may result after giving effect to the provisions hereof). You (or your beneficiary or personal representative, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its counsel may determine to be necessary or advisable in order to ensure compliance with all applicable laws, rules, and regulations with respect to the award and the delivery of shares in respect thereof. Concurrently with the execution and delivery of this Agreement, you shall deliver to the Company an executed stock power in the form attached hereto as Exhibit B, in blank, with respect to the Restricted Shares. The Company shall not deliver any share certificates in accordance with this Agreement unless and until the Company shall have received such stock power executed by you. By your acceptance of the award, you shall be deemed to appoint, and do so appoint by execution of this Agreement, the Company and each of its authorized representatives as your attorney(s) in fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer. Upon the occurrence of any forfeiture of Restricted Shares pursuant to any provision of this Agreement, such unvested, forfeited shares (and any consideration, property or other securities you may receive or have received with respect to such Restricted Shares) shall be automatically transferred to the Company as of the applicable forfeiture date without any other action by you (or your beneficiary or personal representative, as the case may be). No consideration shall be paid by the Company with respect to such transfer. The Company may exercise its powers under this paragraph and take any other action necessary or advisable to evidence such transfer.

Change in Control. Notwithstanding the foregoing, in the event a Change in Control of the Company occurs, and if you are then still providing services to the Company or one of its subsidiaries, you will be entitled (subject to the provision below regarding the Market Cap Goal) to receive or retain, as applicable, the full number of the Vested Shares with respect to any

Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control. With respect to the Market Cap Goal in such circumstances (to the extent the related Performance Vesting Date did not occur before the date of the Change in Control): (i) you will receive the full number of the Vested Shares with respect to the Market Cap Goal only if the Company’s market capitalization based on the price per share of Common Stock in the Change in Control transaction (or, if there is no such price in the transaction, the last closing price of a share of the Common Stock (on the principal exchange upon which the Common Stock is then listed or admitted to trade) on the last trading day preceding the date of the Change in Control) equals or exceeds $1.2 billion (and, if the Company’s market capitalization as so determined is less than $1.2 billion, the entire portion of the award allocable to the Market Cap Goal shall be forfeited as of the date of the Change in Control). For purposes of clarity, you will have no right in connection with a Change in Control as to any Performance Goal as to which a Performance Vesting Date occurred before the date of the Change in Control (other than the right to vesting and payment of the related portion of the award as provided herein). Further, and notwithstanding anything else contained herein to the contrary, you will have no continuing right with respect to the award to the extent a Change in Control occurs and benefits under the award are deemed triggered by that Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Plan, and shall only include the first Change in Control to occur, if any, following the Effective Date and prior to the Termination Date. If you become entitled to any payment of the award in connection with a Change in Control as provided above, you will receive such payment on or immediately prior to (and in all events not more than two and one-half months following) the Change in Control.

Continued Services. Notwithstanding anything else contained herein to the contrary, to be eligible to receive any benefit pursuant to this Agreement, you must be providing services to the Company or one of its subsidiaries through the applicable Performance Vesting Date or the date of a Change in Control, as applicable. Services for a portion of the term of this Agreement, no matter how substantial a portion, shall not entitle you to any proportionate interest in any benefit hereunder under any circumstances except as expressly provided in any such agreement.

Nothing contained in this Agreement constitutes an employment or service commitment by the Company (or any of its affiliates).

Rights as Stockholder. After the Effective Date, you will be entitled to cash dividends and voting rights with respect to the Restricted Shares subject to the award even though such shares are not vested; provided, however, that such rights shall terminate immediately as to any Restricted Shares that are forfeited pursuant to the terms of this Agreement; and provided, further, that you agree that promptly following any such forfeiture of Restricted Shares, you will make a cash payment to the Company equal to the amount of any cash dividends received by you in respect of any such unvested, forfeited shares (whether such dividends are received by you before or after the date of such forfeiture). You will have no rights or privileges as a stockholder as to any other shares of Common Stock that may become payable under the award until such shares shall have been earned by you (as of the applicable Performance Vesting Date or Change in Control date) and have been actually issued by the Company and are held of record by you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

Administration. The Company reserves the right, in its sole discretion, to determine whether a Performance Goal has been achieved and whether a Change in Control has occurred and to construe and interpret this Agreement setting forth your award opportunity. Unless the Company’s Board of Directors provides otherwise in advance of the occurrence of a Change in Control, the Board may amend the terms of this Agreement at any time prior to the occurrence of any such Change in Control. Any interpretation or determination made by the Company with respect to such matters shall be final and binding and given the maximum deference permitted by law. In addition, the Company shall adjust such performance goals to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), any stock split, stock dividend or reverse stock split, or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances. In addition, the shares subject to the award are subject to adjustment in certain circumstances pursuant to the Plan.

Without limiting the generality of the amendment authority pursuant to the preceding paragraph, if shares become payable to you pursuant to this Agreement and, at the time of payment, the number of shares then due to you (together with the number of shares then due under the Plan pursuant to any and all similar stock award agreements entered into by the Company under the Plan) exceeds the number of shares of Common Stock then available for issuance within the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock (including the Restricted Shares granted hereunder) and similar awards under the Plan), the Company may proportionately reduce the number of shares that you (and the holders of any such similar stock award agreements) are entitled to such that the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock (including the Restricted Shares) and similar awards under the Plan) are not exceeded.

Transferability. Neither the award, nor any benefit payable under, or interest in, this Agreement, or any Common Stock subject thereto (prior to the time such Common Stock has actually been issued or, in the case of Restricted Shares, prior to the time such Restricted Shares have vested) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this section shall prevent a transfer by you (as to any amount then due to you) by will or by applicable laws of descent and distribution.

Tax Withholding. The Company (or any of its subsidiaries) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you (in respect of the award or otherwise) any sums required by federal, state or local tax law to be withheld with respect to the vesting or payment of the award. Upon any vesting or distribution of shares of Common Stock pursuant to the award, the Company may (but is not required to)

permit you to elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 11 of the Plan and rules established by the Company, to have the Company withhold and/or reacquire shares of Common Stock issued or issuable in respect of the award at their Fair Market Value (as defined in the Plan) at the time of such vesting or distribution to satisfy any withholding obligations of the Company or its subsidiaries with respect to such vesting or distribution. Any election to have shares so held back and reacquired shall be subject to such rules and procedures as the Company may impose, and shall not be available if you make or have made an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the award.

Governing Law. This Agreement shall be governed by the laws of the State of Washington.

Entire Agreement. This Agreement contains all of the terms and conditions of the award described above and supersedes all prior understandings and agreements, written or oral, between you and the Company or any of its respective affiliates with respect thereto. This Agreement may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this Agreement.

Section 409A. The award reflected in this Agreement is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). This Agreement shall be construed and interpreted consistent with that intent and so as to avoid any tax, penalty or interest under Section 409A.

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If this Agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this Agreement below and returning it to me. A duplicate copy of this Agreement is included for your records.

Cell Therapeutics, Inc.

By:
Print Name: James A. Bianco, M.D.
Title: Chief Executive Officer

Accepted and Agreed:

[ ]
Date:

EXHIBIT A

Performance Goal:	Pix MAA Approval	Pix NDA Approval	Opaxio NDA Approval	Market Cap Goal	$50M Sales Goal	$100M Sales Goal	Cash Flow Break Even	EPS Goal
Restricted Shares:
Award Percentage:

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain letter agreement between Cell Therapeutics, Inc., a Washington corporation (the “Company”), and the individual named below (the “Individual”) dated as of             , 2012, the Individual, hereby sells, assigns and transfers to the Company, an aggregate              shares of Common Stock of the Company, standing in the Individual’s name on the books of the Company and represented by stock certificate number(s)                                          to which this instrument is attached, and hereby irrevocably constitutes and appoints                                          as his or her attorney in fact and agent to transfer such shares on the books of the Company, with full power of substitution in the premises.

Dated                     ,

Signature

Print Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Company to exercise its sale/purchase option set forth in the award agreement without requiring additional signatures on the part of the Individual.)